August 21, 2017

Board of Trustees

Rainier Investment Management Mutual Funds

C/O Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York, 14450

Board of Directors

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, New York, 14450

Re:

Agreement and Plan of Reorganization, dated as of August 18, 2017 (the “Agreement”), between and among Rainier Investment Management Mutual Funds, a Delaware statutory trust (“Rainier Trust”), on behalf of its series, Rainier International Discovery Fund (the “Acquired Series”), and Manning & Napier Fund, Inc., a Maryland corporation (“MN Funds”), on behalf of its series, Manning & Napier Rainier International Discovery Series (the “Surviving Series”), and solely for the purposes of Sections 13(b) and 17(b) of the Agreement, Manning & Napier Advisors, LLC (“MNA”).

Ladies and Gentlemen:

You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of the Acquired Series and the Acquiring Series that will consist of: (1) the transfer of all of the assets of the Acquired Series to the Surviving Series and the assumption of all of the liabilities of the Acquired Series by the Surviving Series in exchange solely for shares of beneficial interest of the Surviving Series (“Surviving Series Shares”); (2) the distribution of Surviving Series Shares to the shareholders of the Acquired Series; and (3) followed by the complete liquidation of the Acquired Series (the foregoing transactions, collectively, are referred to herein as the “Reorganization”), pursuant to the Agreement.

In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Acquired Series in connection with the recently held special meeting of shareholders, (c) certain representations concerning the Reorganization made to us in letters from Rainer Trust and MN Funds dated August 17, 2017 (collectively, the “Representation Letters”), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, (collectively (a) - (d), the “Documents”) and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. We have assumed that the Documents and Representation Letters present all material and relevant facts relating to the Reorganization. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Acquired Series on the Closing of the Reorganization will satisfy, and following the Reorganization, the Surviving Series will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as

Boards of Trustees/Directors

August 21, 2017

amended (the “Code”), for qualification as a regulated investment company. We have also assumed the accuracy and completeness of the information contained in the Documents. As to various matters of fact that are material to this opinion, we have relied, exclusively and without independent verification on the representations and warranties made in the Agreement by the Acquired Series and the Surviving Series, as being true and correct in all material respects as of the Closing Date.

Based on the foregoing and provided the specified Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the Agreement and the Representation Letters, it is our opinion, with respect to the Reorganization that:

1.      The acquisition by the Surviving Series of all of the assets of the Acquired Series, as provided for in the Agreement, in exchange for Surviving Series Shares and the assumption by the Surviving Series of all of the liabilities of the Acquired Series, followed by the distribution by the Acquired Series to its shareholders of the Surviving Series Shares in complete liquidation of the Acquired Series, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Series and the Surviving Series each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.      No gain or loss will be recognized by the Acquired Series upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Surviving Series in exchange solely for Surviving Series Shares pursuant to Section 361(a) and Section 357(a) of the Code or upon the distribution of Surviving Series Shares to shareholders of the Acquired Series in complete liquidation pursuant to Section 361(c)(1) of the Code.

3.      No gain or loss will be recognized by the Surviving Series upon the receipt by it of all of the assets of the Acquired Series in exchange solely for the assumption of all of the liabilities of the Acquired Series and issuance of the Surviving Series Shares pursuant to Section 1032(a) of the Code.

4.      The tax basis of the assets of the Acquired Series received by the Surviving Series will be the same as the tax basis of such assets in the hands of the Acquired Series immediately prior to the exchange, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Series upon the exchange pursuant to Section 362(b) of the Code.

5.      The holding periods of the assets of the Acquired Series in the hands of the Surviving Series will include the periods during which such assets were held by the Acquired Series pursuant to Section 1223(2) of the Code.

6.      No gain or loss will be recognized by the shareholders of the Acquired Series upon the exchange of all of their Acquired Series shares for the Surviving Series Shares (including fractional shares, if any, to which they may be entitled) pursuant to Section 354(a) of the Code.

7.      The aggregate tax basis of the Surviving Series Shares received by a shareholder of the Acquired Series (including fractional shares, if any, to which they may be

Boards of Trustees/Directors

August 21, 2017

entitled) will be the same as the aggregate tax basis of the Acquired Series shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

8.      The holding period of the Surviving Series Shares received by a shareholder of the Acquired Series (including fractional shares, if any, to which they may be entitled) will include the holding period of the Acquired Series shares exchanged therefor, provided that the shareholder held the Acquired Series shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

9.      The Surviving Series will succeed to and take into account the items of the Acquired Series described in Section 381(c) of the Code.

No opinion is expressed as to the effect of the Reorganization on the Acquired Series, the Surviving Series or any shareholder of the Acquired Series with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinion is conditioned upon the performance by Rainer Trust and MN Funds of their respective undertakings in the Agreement and the Representation Letters.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). This opinion is being rendered to Rainer Trust, on behalf of the Acquired Series, and to MN Funds, on behalf of the Surviving Series, and may be relied upon only by Rainer Trust, MN Funds, the Acquired Series, the Surviving Series and their shareholders and may not be relied on for any purpose by any other person without express written consent.

We hereby consent to the references to our Firm and the discussion of this opinion in the MN Funds’ Registration Statement filed on Form N-14 (the “Registration Statement”) under the Proxy Statement/Prospectus headings “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – The Plan of Reorganization” and “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities

Boards of Trustees/Directors

August 21, 2017

Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP